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                                    EXHIBIT 5
                          OPINION OF MCCARTHY TETRAULT

                        [LETTERHEAD OF McCARTHY TETRAULT]




                                                               February 18, 2000


Securities and Exchange Commission
450 - 5th Street North West
Washington, D.C.  20549
USA

Dear Sirs:

                  RE:      IMAX CORPORATION
                           REGISTRATION STATEMENT ON FORM S-8 REGARDING
                           EMPLOYMENT AGREEMENTS WITH CERTAIN INDIVIDUALS

                  We have acted as counsel to Imax Corporation (the "Corporation") in connection with the filing on or about the date hereof of a Registration Statement on Form S-8 with regard to common shares (the "Shares") which may be issued pursuant to employment agreements (the "Employment Agreements") entered into by the Corporation with certain individuals in connection with the Corporation's acquisition of Digital Projection International, plc.

                  We are of the opinion that the Shares to be issued pursuant to the Employment Agreements have been duly authorized and upon receipt by the Corporation of the exercise price per Share in full payment of the issue price of each Share issuable pursuant to the Employment Agreements, the Shares will have been validly issued as fully paid and non-assessable common shares of the Corporation.

                  The foregoing opinion is limited to matters governed by the laws of the Province of Ontario and the laws of Canada applicable therein.

                  This opinion is solely for your benefit and is given in connection with the filing of the said Registration Statement and is not to be relied upon for any other purpose or by any other person.

                                              Yours very truly



                                              /s/ McCARTHY TETRAULT